FOR IMMEDIATE RELEASE

August 10, 2004

                 THE WALT DISNEY COMPANY REPORTS HIGHER RESULTS FOR THE QUARTER AND NINE MONTHS ENDED JUNE 30, 2004

o        EPS for the third fiscal quarter grew 21% versus the prior year, led by segment operating income growth at the Media
         Networks, Parks and Resorts and Consumer Products segments.

         BURBANK, Calif. - The Walt Disney Company today reported earnings for the quarter and nine months ended June 30, 2004.
         Diluted earnings per share for the third quarter were $0.29, up 21% from $0.24 in the prior-year third quarter. During the quarter, the Company recorded restructuring and impairment charges totaling $56 million ($0.02 per share) in connection with the proposed sale of the Disney Stores in North America and the closure of certain other stores which is discussed further below.
         For the nine month period, diluted earnings per share were $0.88, a $0.43 increase from the prior-year period earnings per share of $0.45 before the cumulative effect of an accounting change. Earnings per share for the first quarter of the prior year included an approximately $0.04 negative impact due to the write-off of an aircraft leveraged lease investment.
         "The continued growth in our earnings this quarter, led by ESPN and our other cable networks, positions us well to deliver more than 50 percent growth in earnings for the year, as we predicted last quarter," said Disney CEO Michael Eisner. "Equally important, our strong earnings and cash flow growth demonstrate the overall strength of our businesses. During the recent downturn, we have remained focused on managing the Company for long term performance and extending the Disney legacy and we believe that the positive trends in our businesses validate that approach."
         Revenues, segment operating income, income before the cumulative effect of accounting change, net income and diluted earnings per share amounts for the quarter and nine months are as follows (in millions, except per share amounts):

                                                      Three Months Ended                          Nine Months Ended
                                                           June 30,                                    June 30,
                                            -----------------------------------------  ------------------------------------------
                                                2004(1)       2003(2)        Change        2004(1)       2003(2)      Change
                                            -------------  -------------  -----------  -------------  --------------  -----------
Revenues                                    $    7,471     $    6,377          17%    $   23,209     $    20,047          16%
Segment operating income                         1,198          1,048          14%         3,589           2,344          53%
Income before the cumulative
  effect of accounting change               $      604     $      502          20%    $    1,829     $       923          98%
Net income                                  $      604     $      502          20%    $    1,829     $       852         115%
Diluted earnings per share
  before the cumulative effect
  of accounting change                      $     0.29     $     0.24          21%    $     0.88     $      0.45          96%
Diluted earnings per share                  $     0.29     $     0.24          21%    $     0.88     $      0.42         110%

         (1) As discussed further below, the Company adopted FASB Interpretation No. 46R, Consolidation of Variable Interest
             Entities (FIN 46R) and as a result, consolidated the balance sheets of Euro Disney and Hong Kong Disneyland as of March
             31, 2004 and the income and cash flow statements beginning April 1, 2004, the beginning of the Company's current quarter. Under FIN 46R transition rules, Euro Disney and Hong Kong Disneyland's operating results continued to be accounted for on the equity method for the six month period ended March 31, 2004.

         (2) The Company adopted EITF No. 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21) effective at the beginning of fiscal 2003. Accordingly, the prior-year third quarter and year-to-date results have been restated to reflect the implementation of EITF 00-21.

Operating Results

Parks and Resorts
         Parks and Resorts revenues for the quarter increased 32% to $2.3 billion and segment operating income increased 20% to $421 million. The consolidation of Euro Disney and Hong Kong Disneyland contributed $332 million of the increase in revenue and $15 million of the increase in segment operating income, with revenue from other Parks and Resorts operations growing $225 million (13%)
and segment operating income from those operations growing $54 million (15%). See tables C, D, E, F and G for the impact of consolidating Euro Disney and Hong Kong Disneyland.
         Revenue and operating income growth was driven by higher attendance and occupancy at Walt Disney World.
         Revenues increased by $557 million, of which $332 million was due to the consolidation of Euro Disney and Hong Kong
Disneyland. The remaining increase of $225 million is primarily due to higher theme park attendance and hotel occupancy at the Walt
Disney World Resort. Higher visitation at Walt Disney World from both domestic and international tourists as well as Florida residents reflected the continued success of Mission: SPACE, Mickey's PhilharMagic and Disney's Pop Century Resort, improvements in travel and tourism and the impact of promotional programs offered during the quarter.
         Costs and expenses increased $488 million, of which $317 million was due to the consolidation of Euro Disney and Hong Kong
Disneyland. The remaining increase of $171 million was driven by increases at Walt Disney World due primarily to higher operating labor and other volume related expenses, and increased costs associated with employee benefits, new product offerings, and marketing and sales initiatives.
         At Disneyland Resort increased guest spending and attendance were offset by higher expenses. During the quarter Disneyland opened the "Twilight Zone: Tower of Terror" and announced its upcoming 50th Anniversary Celebration.

Media Networks
         Media Networks revenues for the quarter increased 8% to $2.9 billion and segment operating income increased 15% to $673 million. See Table A for further detail of Media Networks results.
         Segment operating income attributable to cable increased by $126 million, primarily due to higher affiliate and advertising revenue at ESPN, higher affiliate revenue at the domestic and international Disney Channels, and higher advertising revenue at ABC
Family. These increases were partially offset by higher programming costs at ESPN and the Disney Channel.
         Higher affiliate revenue at ESPN was primarily due to contractual rate adjustments while increases at the Disney Channel were primarily due to subscriber growth. The increase in advertising revenue at ABC Family was primarily due to increased ratings.
         Segment operating income attributable to broadcasting decreased by $39 million, reflecting higher programming and production costs, partially offset by higher advertising revenue. Increased advertising revenue reflected higher advertising rates partially offset by ratings declines.

Studio Entertainment
         Studio Entertainment revenue for the quarter increased 19% to $1.7 billion and segment operating income decreased to $28 million from $71 million in the prior-year quarter.
         Segment operating income for the quarter was primarily driven by lower revenues and higher costs in domestic theatrical motion picture distribution, partially offset by revenue and operating income increases in both television distribution and domestic home entertainment. Lower domestic theatrical motion picture distribution revenues reflected the weaker performance of current quarter titles including Around the World in 80 Days, Raising Helen and The Alamo as compared to the prior-year quarter which included Disney/Pixar's Finding Nemo. Domestic theatrical cost increases reflected higher film write-downs and higher marketing and distribution costs for films released after quarter-end. Television distribution revenues reflected higher pay television sales driven by Freaky Friday, Finding Nemo and Pirates of the Caribbean. Domestic home entertainment revenue increases reflected higher
DVD sales including Kill Bill: Vol. 1, Bad Santa, and Miracle.

Consumer Products
         Consumer Products revenues for the quarter increased 9% to $541 million and segment operating income increased to $76 million from $39 million in the prior-year quarter.
         Higher segment operating income for the quarter was driven by decreased losses at the Disney Store due to cost reductions and higher merchandise licensing revenues. Cost reductions at the Disney Store reflected overhead savings as well as the impact of the closure of underperforming stores. Higher merchandise licensing revenues reflected increases in toys and hardlines including the performance of Power Rangers licenses in Europe.

Restructuring and Impairment Charges
         During the quarter, the Company's negotiations for the sale of the Disney Store chain in North America continued to progress and on August 4, 2004, the Company and the prospective buyer signed a non-binding letter of intent to negotiate the possible sale of the Disney Store chain in North America. Although there can be no assurance that a sale can be completed because a number of issues remain open to negotiation and a number of conditions would need to be satisfied if an agreement is reached, the
Company currently believes it is likely that an agreement for the sale of the chain could be completed in the first quarter of fiscal 2005. The transaction is expected to involve working capital and other adjustments at the time of the closing which we expect, along with other transaction and restructuring costs, to result in charges that could range from $40 million to $50 million.
         The Company has evaluated the carrying value of the fixed assets of the stores that may be sold in light of the expected terms of the sale. As a result of this evaluation and the closure during the quarter of certain other stores, the Company recorded an impairment charge of $56 million in the quarter, which is reported in "Restructuring and impairment charges" in the condensed consolidated statements of income.

Net Interest Expense
         Net interest expense was as follows (in millions):

                                                                             Quarter Ended
                                                                                June 30,
                                                                  -------------------------------------
                                                                      2004                   2003
                                                                  --------------         --------------
Interest expense                                                  $       (174)          $       (168)
Interest and investment income (loss)                                       23                    (17)
                                                                   -------------          -------------
Net interest expense                                              $       (151)          $       (185)
                                                                   =============          =============

         Excluding an increase of $27 million due to the consolidation of Euro Disney and Hong Kong Disneyland, interest expense decreased by $21 million (or 13%) primarily due to lower average debt balances.
         Interest and investment income (loss) was income of $23 million in the current quarter, compared to a loss of $17 million in the prior year period. The current quarter reflected higher interest income including interest income for Euro Disney and Hong
Kong Disneyland, while the prior year period included a loss on the early repayment of certain borrowings.

Equity in the Income of Investees
         Income from equity investees increased 24% to $126 million for the quarter primarily due to improved performance at
Lifetime and E! due to higher advertising and affiliate revenue.

Borrowings and Cash Flow
         Total borrowings and net borrowings are detailed below (in millions):

                                                           June 30,         Sept. 30,
                                                            2004              2003              Change
                                                         --------------   ---------------   ---------------
Amounts including Euro Disney
  and Hong Kong Disneyland (1):
Current portion of borrowings (2)                        $     5,216      $      2,457      $      2,759
Long-term borrowings                                           9,352            10,643            (1,291)
                                                         --------------   ---------------   ---------------
Total borrowings                                              14,568            13,100             1,468
Less Cash and cash equivalents                                (3,023)           (1,583)           (1,440)
                                                         --------------   ---------------   ---------------
Net borrowings (3)                                       $    11,545      $     11,517      $         28
                                                         ==============   ===============   ===============
Net borrowings (3)                                       $    11,545      $     11,517      $         28
Less: net borrowings of Euro Disney
   and Hong Kong Disneyland                                   (2,446)               --            (2,446)
                                                         --------------   ---------------   ---------------
Net borrowings excluding Euro Disney
   and Hong Kong Disneyland (4)                          $     9,099      $     11,517      $     (2,418)
                                                         ==============   ===============   ===============

         (1) As discussed above, pursuant to FIN 46R, the Company has consolidated the balance sheets of Euro Disney and Hong Kong
             Disneyland as of March 31, 2004.

         (2) All of Euro Disney's borrowings totaling $2.2 billion are classified as current liabilities in the condensed consolidated balance sheet as they are subject to acceleration if an agreement with its lenders and the Company is not finalized.

         (3) Net borrowings is a non-GAAP financial metric. See the discussion of non-GAAP financial metrics that follows.

         (4) Net borrowings excluding Euro Disney and Hong Kong Disneyland is a non-GAAP financial metric. See the discussion of non-GAAP financial metrics that follows below.

         Excluding the impact of consolidating Euro Disney and Hong Kong Disneyland, net borrowings decreased from $11.5 billion at
September 30, 2003 to $9.1 billion at June 30, 2004 as free cash flow for the nine months was used to pay down borrowings and cash has been accumulated largely in anticipation of debt maturities.

         Cash provided by operations and free cash flow are detailed below (in millions):

                                                              Nine Months Ended June 30,
                                                    ----------------------------------------------
                                                       2004            2003            Change
                                                    --------------  --------------  --------------
Cash provided by operations                         $     3,403     $     1,575     $      1,828
Investments in parks, resorts and other property           (894)           (712)            (182)
                                                    --------------  --------------  --------------
Free cash flow (1)                                  $     2,509     $       863     $     1,646
                                                    ==============  ==============  ==============

(1)      Free cash flow is a non-GAAP financial metric.  See the discussion of non-GAAP financial metrics that follows below.

         The increase in free cash flow for the nine months as compared to the prior-year period was due primarily to increased net income adjusted for non-cash impacts and lower film and television spending due in part to the timing of certain productions.
         Investments in parks, resorts and other property were primarily for new rides and attractions at the theme parks and for company-wide information technology projects at corporate. Capital expenditures by business segment are as follows (in millions):

                                                                                   Nine Months Ended June 30,
                                                                           --------------------------------------------
                                                                                 2004                     2003
                                                                           -------------------      -------------------
Media Networks                                                             $         137            $         108
Parks and Resorts:
   Domestic                                                                          476                      371
   International(1)                                                                  142                       --
Studio Entertainment                                                                  21                       35
Consumer Products                                                                      8                       26
Corporate and unallocated shared expenditures                                        110                      172
                                                                           -------------------      -------------------
                                                                           $         894            $         712
                                                                           ===================      ===================

         (1) Represents 100% of Euro Disney and Hong Kong Disneyland's capital expenditures beginning April 1, 2004. The Company has equity interests in these entities.

Non-GAAP Financial Metrics
         This earnings release presents net borrowings, net borrowings excluding Euro Disney and Hong Kong Disneyland, free cash flow and aggregate segment operating income which are important financial metrics for the Company but are not GAAP-defined metrics.
Net borrowings - The Company believes that net borrowings provide investors with useful information regarding our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.
Net borrowings excluding Euro Disney and Hong Kong Disneyland - The Company uses net borrowings excluding Euro Disney and Hong Kong
Disneyland to evaluate claims on the general assets of the Company separate from the claims on the assets of Euro Disney and Hong
Kong Disneyland. The Company believes that this information is useful to investors because it allows investors to evaluate the effects on our borrowings and cash and cash equivalents resulting from the adoption of FIN 46R.
         The following table reconciles net borrowings excluding Euro Disney and Hong Kong Disneyland to total borrowings and net borrowings at June 30, 2004 (in millions):

                                                  Amounts excluding Euro
                                                   Disney and Hong Kong        Euro Disney and Hong
                                                        Disneyland               Kong Disneyland               Total
                                                 ------------------------    ----------------------    ------------------
Current portion of borrowings                    $         3,007             $         2,209           $        5,216
Long-term borrowings                                       8,900                         452                    9,352
                                                 ------------------------    ----------------------    -------------------
Total borrowings                                          11,907                       2,661                   14,568
Cash and cash equivalents                                 (2,808)                       (215)                  (3,023)
                                                 ------------------------    ----------------------    -------------------
Net borrowings                                   $         9,099             $         2,446           $       11,545
                                                 ========================    ======================    ===================

Free cash flow - The Company uses free cash flow (cash flow from operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends.
Aggregate segment operating income - The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company's portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
         These measures should be used in conjunction with GAAP financial measures and are not presented as alternative measures of borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, net borrowings excluding Euro Disney and
Hong Kong Disneyland, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

                                                     FORWARD-LOOKING STATEMENTS

         Management believes certain statements in this earnings release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management's views and assumptions regarding future events and business performance as of the time the statements are made and management does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives and information technology improvements, as well as from developments beyond the Company's control, including international, political, health concern and military developments that may affect travel and leisure businesses generally and changes in domestic and global economic conditions that may, among other things, affect the performance of the Company's theatrical and home entertainment releases, the advertising market for broadcast and cable television programming, expenses of providing medical and pension benefits and demand for consumer products. Changes in domestic competitive conditions and technological developments may also affect performance of all significant company businesses.
         Additional factors are set forth in the Company's Annual Report on Form 10-K for the year ended September 30, 2003 under the heading "Factors that may affect forward-looking statements."

                                                       The Walt Disney Company
                                             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                           (unaudited, in millions, except per share data)

                                                                           Three Months Ended                Nine Months Ended
                                                                                 June 30,                         June 30,
                                                                       ---------------------------     -----------------------------
                                                                           2004            2003             2004             2003
                                                                       -----------     -----------     ------------     ------------

Revenues                                                               $  7,471        $  6,377        $  23,209        $  20,047

Costs and expenses                                                       (6,375)         (5,431)         (19,912)         (18,012)

Gain on the sale of business                                                 --              16               --               16

Restructuring and impairment charges                                        (56)           (15)              (59)             (15)

Net interest expense                                                       (151)           (185)            (446)            (659)

Equity in the income of investees                                           126             102              300              243
                                                                       ------------    -----------     ------------     ------------
Income before income taxes, minority interests and
  the cumulative effect of accounting change                              1,015             864            3,092            1,620

Income taxes                                                               (365)           (322)          (1,132)            (618)

Minority interests                                                          (46)            (40)            (131)             (79)
                                                                       -----------     -----------     ------------     -----------
Income before the cumulative effect of accounting change                    604             502            1,829              923

Cumulative effect of accounting change                                       --              --               --              (71)
                                                                       -----------     -----------     ------------     ------------
Net income                                                             $    604        $    502        $    1,829       $      852
                                                                       ===========     ===========     ============     ============
Earnings per share before the cumulative effect of accounting change:
     Diluted (1)                                                       $   0.29        $   0.24        $    0.88        $    0.45
                                                                       ===========     ===========     ============     ============
     Basic                                                             $   0.29        $   0.25        $    0.89        $    0.45
                                                                       ===========     ===========     ============     ============

Earnings per share:
     Diluted (1)                                                       $   0.29        $   0.24        $    0.88        $    0.42
                                                                       ===========     ===========     ============     ============
     Basic                                                             $   0.29        $   0.25        $    0.89        $    0.42
                                                                       ===========     ===========     ============     ============

Average number of common and common equivalent shares outstanding:
     Diluted                                                              2,111           2,084            2,106            2,057
                                                                       ===========     ===========     ============     ============
     Basic                                                                2,053           2,043            2,049            2,043
                                                                       ===========     ===========     ============     ============

(1)  The calculation of diluted earnings per share assumes the conversion of the Company's convertible senior notes issued in April
     2003, and adds back interest expense (net of tax) of $5 million and $15 million for the quarter and nine months ended June 30,
     2004, respectively, and $4 million for the quarter and nine months ended June 30, 2003.

                                                       The Walt Disney Company
                                                           SEGMENT RESULTS
                                                      (unaudited, in millions)

                                                  Three Months Ended                          Nine Months Ended
                                                        June 30,                                   June 30,
                                              --------------------------               -----------------------------
                                                  2004           2003        Change          2004            2003        Change
                                              -----------    -----------               -------------  --------------
Revenues:
   Media Networks                             $  2,931       $  2,709           8%     $   8,891       $   8,306           7%
   Parks and Resorts                             2,288          1,731          32%         5,588           4,764          17%
   Studio Entertainment                          1,711          1,440          19%         6,837           5,193          32%
   Consumer Products                               541            497           9%         1,893           1,784           6%
                                              -----------    -----------                ------------    ------------
                                              $  7,471       $  6,377          17%     $  23,209       $  20,047          16%
                                              ===========    ===========                ============    ============
Segment operating income:
   Media Networks                             $    673       $    586          15%     $   1,721       $     915          88%
   Parks and Resorts                               421            352          20%           841             732          15%
   Studio Entertainment                             28             71         (61)%           639             415          54%
   Consumer Products                                76             39          95%           388             282          38%
                                              -----------    -----------                ------------    ------------
                                              $  1,198       $  1,048          14%     $   3,589      $    2,344          53%
                                              ===========    ===========                ============    ============

The Company evaluates the performance of its operating segments based on segment operating income. A reconciliation of segment operating income to income before income taxes, minority interests and the cumulative effect of accounting change is as follows:

                                                                      Three Months Ended                 Nine Months Ended
                                                                           June 30,                          June 30,
                                                               ------------------------------   --------------------------------
                                                                   2004           2003              2004             2003
                                                               --------------   -------------   --------------    --------------
Segment operating income                                       $   1,198        $   1,048             3,589            2,344
Corporate and unallocated shared expenses                            (99)            (100)             (284)            (295)
Amortization of intangible assets                                     (3)              (2)               (8)             (14)
Gain on the sale of business                                           --              16                --               16
Restructuring and impairment charges                                 (56)             (15)              (59)             (15)
Net interest expense                                                (151)            (185)             (446)            (659)
Equity in the income of investees                                    126              102               300              243
                                                               ------------     ------------    --------------    -------------
Income before income taxes, minority interests
  and the cumulative effect of accounting change               $   1,015        $     864       $     3,092       $    1,620
                                                               ============     ============    ==============    =============

Depreciation expense is as follows:

                                                                  Three Months Ended                   Nine Months Ended
                                                                       June 30,                             June 30,
                                                              -----------------------------     ------------------------------
                                                                 2004           2003               2004             2003
                                                              -------------    ------------     -------------   --------------
Media Networks                                                $       40       $      43        $      124      $       128
Parks and Resorts                                                    230             189               588              529
Studio Entertainment                                                   4               9                14               28
Consumer Products                                                     12              14                38               47
                                                              -------------    ------------     -------------   --------------
Segment depreciation expense                                         286             255               764              732
Corporate                                                             34              27               108               80
                                                              -------------    ------------     -------------   --------------
Total depreciation expense                                    $      320       $     282        $      872      $       812
                                                              =============    ============     =============   ==============

Segment depreciation expense is included in segment operating income and corporate depreciation expense is included in corporate and unallocated shared expenses.

                                                       The Walt Disney Company
                                                CONDENSED CONSOLIDATED BALANCE SHEETS
                                                (in millions, except per share data)

                                                                                        June 30,           September 30,
                                                                                          2004                 2003
                                                                                     ----------------    ----------------
                                                                                      (unaudited)
ASSETS
Current assets
     Cash and cash equivalents                                                       $        3,023      $         1,583
     Receivables                                                                              4,529                4,238
     Inventories                                                                                699                  703
     Television costs                                                                           491                  568
     Deferred income taxes                                                                      674                  674
     Other current assets                                                                       751                  548
                                                                                     ----------------    -----------------
         Total current assets                                                                10,167                8,314

Film and television costs                                                                     6,085                6,205
Investments                                                                                   1,287                1,849
Parks, resorts and other property, at cost
     Attractions, buildings and equipment                                                    24,359               19,499
     Accumulated depreciation                                                               (11,399)             (8,794)
                                                                                     ----------------    -----------------
                                                                                             12,960               10,705
     Projects in progress                                                                     2,152                1,076
     Land                                                                                     1,136                  897
                                                                                     ----------------    -----------------
                                                                                             16,248               12,678

Intangible assets, net                                                                        2,802                2,786
Goodwill                                                                                     16,966               16,966
Other assets                                                                                  1,006                1,190
                                                                                     ----------------    -----------------
                                                                                     $       54,561      $        49,988
                                                                                     ================    =================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
     Accounts payable and other accrued liabilities                                  $        5,418      $         5,044
     Current portion of borrowings                                                            5,216                2,457
     Unearned royalties and other advances                                                    1,524                1,168
                                                                                     ----------------    -----------------
         Total current liabilities                                                           12,158                8,669

Borrowings                                                                                    9,352               10,643
Deferred income taxes                                                                         2,804                2,712
Other long-term liabilities                                                                   4,089                3,745
Minority interests                                                                              667                  428
Commitments and contingencies
Shareholders' equity
     Preferred stock, $.01 par value
        Authorized - 100 million shares, Issued - none                                           --                   --
     Common stock
           Common stock - Disney, $.01 par value
                 Authorized - 3.6 billion shares, Issued - 2.1 billion shares                12,393               12,154
           Common stock - Internet Group, $.01 par value
                 Authorized - 1.0 billion shares, Issued - none                                  --                   --
     Retained earnings                                                                       15,216               13,817
     Accumulated other comprehensive loss                                                     (593)                (653)
                                                                                     ----------------    -----------------
                                                                                             27,016               25,318
     Treasury stock, at cost, 86.7 million shares                                           (1,525)              (1,527)
                                                                                     ----------------    -----------------
                                                                                             25,491               23,791
                                                                                     ----------------    -----------------
                                                                                     $       54,561      $        49,988
                                                                                     ================    =================

                                                       The Walt Disney Company
                                           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                      (unaudited, in millions)

                                                                                               Nine Months Ended
                                                                                                    June 30,
                                                                                        -----------------------------
                                                                                            2004              2003
                                                                                        -----------       -----------
OPERATING ACTIVITIES
     Net income                                                                         $   1,829         $     852
                                                                                        -----------       -----------

     Depreciation                                                                             872               812
     Amortization of intangible assets                                                          8                14
     Deferred income taxes                                                                    103               397
     Equity in the income of investees                                                       (300)             (243)
     Cash distributions received from equity investees                                        299               250
     Restructuring and impairment charges                                                      49                11
     Write-off of aircraft leveraged lease                                                     --               114
     Minority interests                                                                       131                79
     Change in film and television costs                                                      355              (335)
     Changes in noncurrent assets and liabilities, and other                                  105              (220)
                                                                                        -----------       -----------
                                                                                            1,622               879
                                                                                        -----------       -----------

     Changes in working capital                                                               (48)             (156)
                                                                                        -----------       -----------

     Cash provided by operations                                                            3,403             1,575
                                                                                        -----------       -----------
 INVESTING ACTIVITIES
     Investments in parks, resorts and other property                                        (894)             (712)
     Other                                                                                     31                 4
                                                                                        -----------       -----------
      Cash used by investing activities                                                       (863)             (708)
                                                                                        -----------       -----------
 FINANCING ACTIVITIES
     Borrowings                                                                                79             1,623
     Reduction of borrowings                                                               (1,301)           (1,360)
     Commercial paper borrowings, net                                                         100              (611)
     Dividends                                                                               (430)             (429)
     Exercise of stock options and other                                                      178                41
                                                                                        -----------       -----------
     Cash used by financing activities                                                     (1,374)             (736)
                                                                                        -----------       -----------

Increase in cash and cash equivalents                                                       1,166               131
Cash and cash equivalents due to the initial consolidation of
   Euro Disney and Hong Kong Disneyland                                                       274                --
Cash and cash equivalents, beginning of period                                              1,583             1,239
                                                                                        -----------       -----------
Cash and cash equivalents, end of period                                                $   3,023         $   1,370
                                                                                        ===========       ===========

                                                                                                                            Table A

                                                           MEDIA NETWORKS
                                                      (unaudited, in millions)

                                                               Three Months Ended June 30,
                                                         -----------------------------------------
                                                                 2004                  2003                Change
                                                         ------------------      -----------------    -----------------
Revenues:
     Broadcasting                                        $         1,304         $        1,231                6%
     Cable Networks                                                1,627                  1,478               10%
                                                         ------------------      -----------------
                                                         $         2,931         $        2,709                8%
                                                         ==================      =================
Segment operating income:
     Broadcasting                                        $           144         $          183              (21)%
     Cable Networks                                                  529                    403               31%
                                                         ------------------      -----------------
                                                         $           673         $          586               15%
                                                         ==================      =================
Depreciation expense:
     Broadcasting                                        $            25         $           24                4%
     Cable Networks                                                   15                     19              (21)%
                                                         ------------------      -----------------
                                                         $            40         $           43               (7)%
                                                         ==================      =================

                                                                Nine Months Ended June 30,
                                                         -----------------------------------------
                                                               2004                    2003                Change
                                                         ------------------      -----------------    -----------------
Revenues:
     Broadcasting                                        $         4,196         $        4,202                0%
     Cable Networks                                                4,695                  4,104               14%
                                                         ------------------      -----------------
                                                         $         8,891         $        8,306                7%
                                                         ==================      =================
Segment operating income:
     Broadcasting                                        $           320         $          116              176%
     Cable Networks                                                1,401                    799               75%
                                                         ------------------      -----------------
                                                         $         1,721         $          915               88%
                                                         ==================      =================

Depreciation expense:
     Broadcasting                                        $            75         $           68               10%
     Cable Networks                                                   49                     60              (18)%
                                                         ------------------      -----------------
                                                         $           124         $          128               (3)%
                                                         ==================      =================

                                                                                                                            Table B

        The following table reflects pro forma net income and earnings per share had the Company elected to record stock option expense based on the fair value approach methodology:

                                                                Three Months Ended               Nine Months Ended
                                                                     June 30,                         June 30,
                                                      -    -----------------------------    -----------------------------
(unaudited, in millions, except per share data)               2004             2003            2004             2003
                                                           ------------     ------------    ------------     ------------
Net income:
     As reported                                        $       604     $        502     $     1,829     $        852
     Pro forma after option expense                             537              429           1,641              639

Diluted earnings per share:
     As reported                                               0.29             0.24            0.88             0.42
     Pro forma after option expense                            0.26             0.21            0.79             0.31

        These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. The pro forma amounts assume that the Company had been following the fair value approach since the beginning of fiscal 1996.

                                                                                                                            Table C

                                                       The Walt Disney Company
                                         CONDENSED CONSOLIDATING INCOME STATEMENT WORKSHEET
                                                      (unaudited, in millions)

         In December 2003, the Financial Accounting Standards Board amended FASB Interpretation No. 46, Consolidation of Variable
Interest Entities (FIN 46) by issuing FIN 46R which generally deferred the effective date of FIN 46 to March 31, 2004. The Company adopted FIN 46R and as a result, began consolidating the balance sheets of Euro Disney and Hong Kong Disneyland on March 31, 2004.
The Company began consolidating the income and cash flow statements of Euro Disney and Hong Kong Disneyland beginning April 1, 2004, the beginning of the current fiscal quarter. Under FIN 46R transition rules, the operating results and cash flows of Euro Disney and
Hong Kong Disneyland continued to be accounted for on the equity method for the six-month period ended March 31, 2004. This table C as well as tables D, E, F and G that follow, provide supplemental information on the impact of consolidating Euro Disney and Hong
Kong Disneyland.

         The following supplemental worksheet presents the consolidating income statement of the Company for the quarter ended June
30, 2004, reflecting the impact of consolidating the income statements of Euro Disney and Hong Kong Disneyland beginning April 1,
2004.

                                                                Before Euro       Euro Disney,
                                                              Disney and Hong      Hong Kong
                                                              Kong Disneyland    Disneyland and
                                                               Consolidation        Adjustments         Total
                                                            -------------------  ----------------   --------------
Revenues                                                    $          7,139     $         332      $     7,471
Cost and expenses                                                     (6,058)             (317)          (6,375)
Restructuring and impairment charges                                     (56)               --              (56)
Net interest expense                                                    (131)              (20)            (151)
Equity in the income of investees                                        122                 4              126
                                                            -------------------  ----------------   --------------
Income before income taxes and minority interests                      1,016                (1)           1,015
Income taxes                                                            (365)               --             (365)
Minority interests                                                       (47)                1              (46)
                                                            -------------------  ----------------   --------------
Net income                                                  $            604     $          --      $       604
                                                            ===================  ================   ==============

                                                                                                                            Table D

                                                       The Walt Disney Company
                                           CONDENSED CONSOLIDATING BALANCE SHEET WORKSHEET
                                                      (unaudited, in millions)

         This supplemental worksheet presents the condensed consolidating balance sheet of the Company, reflecting the impact of consolidating the balance sheets of Euro Disney and Hong Kong Disneyland as of June 30, 2004.

                                                       Before Euro         Euro Disney,
                                                     Disney and Hong        Hong Kong
                                                     Kong Disneyland      Disneyland and
                                                      Consolidation        Adjustments           Total
                                                     -----------------   -----------------   --------------
Cash and cash equivalents                            $        2,808      $          215      $     3,023
Other current assets                                          6,974                 170            7,144
                                                     -----------------   -----------------   --------------
  Total current assets                                        9,782                 385           10,167
Investments                                                   1,938                (651)           1,287
Fixed assets                                                 12,433               3,815           16,248
Intangible assets                                             2,802                  --            2,802
Goodwill                                                     16,966                  --           16,966
Other assets                                                  6,944                 147            7,091
                                                     -----------------   -----------------   --------------
Total assets                                         $       50,865      $        3,696      $    54,561
                                                     =================   =================   ==============
Current portion of borrowings (1)                    $        3,007      $        2,209      $     5,216
Other current liabilities                                     6,382                 560            6,942
                                                     -----------------   -----------------   --------------
  Total current liabilities                                   9,389               2,769           12,158
Borrowings                                                    8,900                 452            9,352
Deferred income taxes                                         2,804                   -            2,804
Other long term liabilities                                   3,861                 228            4,089
Minority interests                                              420                 247              667
Shareholders' equity                                         25,491                  --           25,491
                                                     -----------------   -----------------   --------------
Total liabilities and  shareholders' equity          $       50,865      $        3,696      $    54,561
                                                     =================   =================   ==============

         (1) All of Euro Disney's borrowings are classified as current as they are subject to acceleration if an agreement with its lenders and the Company is not achieved as part of the current restructuring process.

                                                                                                                            Table E

                                                       The Walt Disney Company
                                        CONDENSED CONSOLIDATING CASH FLOW STATEMENT WORKSHEET
                                                      (unaudited, in millions)

         The following supplemental worksheet presents the condensed consolidating cash flow statement of the Company for the nine months ended June 30, 2004, reflecting the impact of consolidating the cash flow statements of Euro Disney and Hong Kong Disneyland beginning April 1, 2004.

                                                               Before Euro
                                                                Disney and       Euro Disney,
                                                                Hong Kong          Hong Kong
                                                                Disneyland       Disneyland and
                                                              Consolidation       Adjustments          Total
                                                             ------------------  ----------------  ---------------
Cash provided (used) by operations                            $        3,441     $        (38)     $      3,403
Investments in parks, resorts and other property                        (752)            (142)             (894)
                                                             ------------------  ---------------   ---------------
Free cash flow                                                         2,689             (180)            2,509
Other investing activities                                                31               --                31
Cash provided (used) by financing activities                          (1,495)             121            (1,374)
                                                             ------------------  ---------------   ---------------
Increase (decrease) in cash and cash equivalents                       1,225              (59)            1,166
Cash and cash equivalents, beginning of period                         1,583               --             1,583
Cash and cash equivalents, due to the initial
  consolidation of Euro Disney and Hong Kong Disneyland                   --              274               274
                                                             ------------------  ---------------   ---------------
Cash and cash equivalents, end of period                      $        2,808     $        215      $      3,023
                                                             ==================  ===============   ===============

                                                                                                                            Table F

                                                       The Walt Disney Company
                                     QUARTERLY CONDENSED CONSOLIDATED INCOME STATEMENT WORKSHEET
                                           (unaudited, in millions, except per share data)

         This supplemental worksheet presents quarterly and year-to-date operating results as if the Company had consolidated the income statements of Euro Disney and Hong Kong Disneyland commencing at the beginning of fiscal 2003.

                                                        Three Months     Three Months        Three             Nine
                                                            Ended            Ended       Months Ended      Months Ended
                                                        Dec 31, 2003     Mar 31, 2004    June 30, 2004    June 30, 2004
                                                       ---------------  --------------  ---------------  ---------------
 Revenues:
     Media Networks                                    $    3,114       $    2,846       $    2,931      $    8,891
     Parks and Resorts                                      1,944            1,940            2,288           6,172
     Studio Entertainment                                   2,964            2,162            1,711           6,837
     Consumer Products                                        840              512              541           1,893
                                                       ---------------  --------------   --------------  ---------------
                                                       $    8,862       $    7,460       $    7,471      $   23,793
                                                       ===============   =============   ==============  ===============
 Segment operating income:
     Media Networks                                    $      344       $      704       $      673      $    1,721
     Parks and Resorts                                        238              139              421             798
     Studio Entertainment                                     458              153               28             639
     Consumer Products                                        237               75               76             388
                                                       ---------------  --------------   --------------  ---------------
                                                            1,277            1,071            1,198           3,546

 Corporate and unallocated shared expenses                   (103)             (82)            (99)           (284)
 Amortization of intangible assets                             (3)              (2)             (3)             (8)
 Restructuring and impairment charges                          --               (3)            (56)            (59)
 Net interest expense                                        (181)            (183)           (151)           (515)
 Equity in the income of investees                            113              124             126             363
                                                       ---------------  ---------------  --------------  --------------
Income before income taxes and minority interests           1,103              925           1,015           3,043
 Income taxes                                                (410)            (357)           (365)         (1,132)
 Minority interests                                            (5)             (31)            (46)            (82)
                                                       ---------------  ---------------  --------------  --------------
 Net income                                            $      688       $      537       $     604       $   1,829
                                                       ===============  ===============  ==============  ==============
 Earnings per share:
     Diluted (1)                                       $     0.33       $     0.26       $    0.29       $    0.88
                                                       ===============  ===============  ==============  ==============
     Basic                                             $     0.34       $     0.26       $    0.29       $    0.89
                                                       ===============  ===============  ==============  ==============

         (1) The calculation of diluted earnings per share assumes the conversion of the Company's convertible senior notes issued in April 2003, and adds back interest expense (net of tax) of $5 million, $5 million, $5 million and $15 million for the first quarter, second quarter, third quarter and nine months ended June 30, 2004, respectively.

                                                                                                                            Table G

                                                       The Walt Disney Company
                                     QUARTERLY CONDENSED CONSOLIDATED INCOME STATEMENT WORKSHEET
                                           (unaudited, in millions, except per share data)

         This supplemental worksheet presents quarterly and year-to-date operating results as if the Company had consolidated the income statements of Euro Disney and Hong Kong Disneyland commencing at the beginning of fiscal 2003.

                                                    Three Months   Three Months     Three Months    Three Months          Year
                                                       Ended          Ended             Ended          Ended              Ended
                                                    Dec 31, 2002   Mar. 31, 2003    June 30, 2003  Sept 30, 2003     Sept.30, 2003
                                                  --------------   --------------  --------------  --------------   --------------
 Revenues:
     Media Networks                               $    2,944       $    2,653      $     2,709     $     2,635      $    10,941
     Parks and Resorts                                 1,808            1,702            2,014           1,960            7,484
     Studio Entertainment                              1,891            1,862            1,440           2,171            7,364
     Consumer Products                                   787              500              497             560            2,344
                                                  --------------   --------------  --------------  --------------   --------------
                                                  $    7,430       $    6,717      $     6,660     $     7,326      $    28,133
                                                  ==============   ==============  ==============  ==============   ==============
 Segment operating income (loss):
     Media Networks                               $      (71)      $      400      $       586     $       298      $     1,213
     Parks and Resorts                                   230              112              390             267              999
     Studio Entertainment                                138              206               71             205              620
     Consumer Products                                   190               53               39             102              384
                                                  --------------   --------------  --------------  --------------   --------------
                                                         487              771            1,086             872            3,216

 Corporate and unallocated shared expenses              (102)             (93)            (100)           (148)            (443)
 Amortization of intangible assets                        (5)              (7)              (2)             (4)             (18)
 Gain on the sale of business                              -                -               16               -               16
 Net interest expense                                   (319)            (205)            (213)           (157)            (894)
 Equity in the income of investees                        97               78               99              84              358
 Restructuring and impairment charges                      -                -              (15)             (1)             (16)
                                                  --------------   --------------  --------------  --------------   --------------
 Income before income taxes, minority interests
   and cumulative effect of accounting change            158              544              871             646            2,219
 Income taxes                                            (77)            (219)            (322)           (171)            (789)
 Minority interests                                       26              (11)             (47)            (60)             (92)
                                                  --------------   --------------  --------------  --------------   --------------
 Income before cumulative effect of
   accounting change                                     107              314              502             415            1,338
 Cumulative effect of accounting change                  (71)               -                -               -              (71)
                                                  --------------   --------------  --------------  --------------   --------------
 Net income                                       $       36       $      314      $       502     $       415      $     1,267
                                                  ==============   ==============  ==============  ==============   ==============

 Earnings per share before cumulative effect
   of accounting change:
     Diluted (1)                                  $     0.05       $     0.15      $      0.24     $      0.20      $      0.65
                                                  ==============   ==============  ==============  ==============   ==============
     Basic                                        $     0.05       $     0.15      $      0.25     $      0.20      $      0.65
                                                  ==============   ==============  ==============  ==============   ==============

 Earnings per share after cumulative effect
   of accounting change:
     Diluted (1)                                  $     0.02       $     0.15      $      0.24     $      0.20      $      0.62
                                                  ==============   ==============  ==============  ==============   ==============
     Basic                                        $     0.02       $     0.15      $      0.25     $      0.20      $      0.62
                                                  ==============   ==============  ==============  ==============   ==============

         (1) The calculation of diluted earnings per share assumes the conversion of the Company's convertible senior notes issued in April 2003, and adds back interest expense (net of tax) of $4 million, $6 million and $10 million for the third quarter, fourth quarter and year, respectively.